GameTech Revises Earnings and Revenue for 4th Quarter 2007 and
2007 Fiscal Year End Results

GameTech International, Inc. (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo and gaming equipment, systems, and video lottery terminals, today announced a revision of its results of operations for fiscal fourth quarter 2007 and fiscal year 2007 that were previously announced in its press release dated January 14, 2008. The revision results in a decrease of $665,000 in revenue and a decrease of $337,000 in net income in fiscal fourth quarter 2007 and fiscal year 2007 from the results previously reported. The revision was a result of a closer review by management and the company’s independent auditors of the proper accounting treatment for two invoices related to a single non-standard arrangement involving multiple delivery elements with a customer in our Summit Gaming division. This revenue and related net income will be recognized in the first quarter of fiscal 2008.

As revised, net income totaled $1.3 million for the fourth quarter of fiscal 2007, or $0.10 per fully diluted share, which is up from $1.0 million and $0.08 per fully diluted share for the fourth quarter of fiscal 2006. Net income for fiscal year 2007 reached $4.7 million, or $0.36 per fully diluted share, compared with $4.4 million or $0.34 per fully diluted share for fiscal 2006. Revenue for the fourth quarter of fiscal 2007 was $16.7 million, compared with $12.0 million for the same period in fiscal 2006. Revenue for fiscal year 2007 was $58.8 million, compared with $49.3 million for fiscal year 2006. EBITDA for the fourth quarter of fiscal 2007 was $5.7 million compared with $4.3 million for the same period in fiscal 2006. EBITDA for fiscal year 2007 was $20.5 million compared with $17.3 million for fiscal year 2006.

About GameTech International, Inc.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, services and video lottery terminals. Under the GameTech® brand the company provides electronic bingo systems and equipment, and is an innovator in advanced wireless gaming applications and devices. Under the Summit Gaming ™ brand the company provides video lottery terminal devices and related software and content. GameTech International, Inc. serves customers in 43 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our potential expansion of business internationally, our potential expansion of the Summit division’s business, new product and product feature developments, the success of our strategic opportunities and initiatives, and expectations relating to financial and operating results. GameTech cautions that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include our ability to successfully integrate, operate and grow Summit's business, our dependence on the bingo and video lottery terminal businesses, risks associated with rapid technological change, our ability to retain customers and secure new customers, and other factors disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update such statements.

(dollars in thousands, except earnings per share)

	Three Months Ended October 31,				Twelve Months Ended October 31,
	2007		2006		2007		2006
	(Unaudited)		(Unaudited)		(Unaudited)

Net revenue	$16,740	100.0%	$11,979	100.0%	$58,805	100.0%	$49,289	100.0%
Cost of revenue	7,626	45.6%	5,209	43.5%	26,542	45.1%	19,929	40.4%
Gross profit	9,114	54.4%	6,770	56.5%	32,263	54.9%	29,360	59.6%

Operating expenses:
General and administrative	3,140	18.7%	1,637	13.7%	9,538	16.2%	8,303	16.8%
Sales and marketing	2,459	14.7%	2,752	23.0%	10,519	17.9%	11,041	22.4%
Research and development	1,414	8.5%	660	5.5%	3,865	6.6%	2,885	5.9%
Loss contingencies	-	0.0%	-	0.0%	124	0.2%	133	0.3%
Gain on sale of assets	(656)	(3.9%)	-	0.0%	(656)	(1.1%)	-	0.0%
Total operating expenses	6,357	38.0%	5,049	42.2%	23,390	39.8%	22,362	45.4%

Income from operations	2,757	16.4%	1,721	14.3%	8,873	15.1%	6,998	14.2%

Net interest income (expense)	(826)	(4.9%)	130	1.1%	(1,617)	(2.8%)	372	0.8%
Other income (expense), net	83	0.5%	(11)	(0.1%)	82	0.1%	(26)	(0.1%)
Income before income taxes	2,014	12.0%	1,840	15.3%	7,338	12.4%	7,344	14.9%

Provision for income taxes	701	4.2%	804	6.7%	2,667	4.5%	2,961	6.0%
Net income	$1,313	7.8%	$1,036	8.6%	$4,671	7.9%	$4,383	8.9%

Net income per share:
Basic
Net income	$0.10		$0.08		$0.37		$0.36

Diluted
Net income	$0.10		$0.08		$0.36		$0.34

Shares used in calculated net income per share:
Basic	12,606		12,401		12,566		12,181
Diluted	12,861		12,894		12,991		12,757

Select Balance Sheet Data:
(dollars in thousands)

	October 31, 2007	October 31, 2006
	(Unaudited)

Cash and cash equivalents	$3,630	$5,411
Short-term investments	7,763	7,408
Restricted short-term investments	-	4,515
Total current assets	27,835	23,984
Total assets	93,882	59,214
Total current liabilities	13,882	8,572
Long term debt, net of current portion	25,045	-
Total liabilities	39,403	9,380
Total stockholders' equity	54,479	49,834
Total liabilities and stockholders' equity	93,882	59,214

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech’s past financial performance, and provides useful information to the investor because EBITDA is used by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net Income to EBITDA:
(dollars in thousands)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income	$1,313	$1,036	$4,671	$4,383
Add back:
Amortization and depreciation	2,859	2,619	11,544	10,317
Net interest expense	826	(130)	1,617	(372)
Provision for income taxes	701	804	2,667	2,961
EBITDA	$5,699	$4,329	$20,499	$17,289